NUCOR CORPORATION
                     2001 NON-EMPLOYEE DIRECTOR EQUITY PLAN

         1. Establishment and Purpose. Nucor Corporation, a Delaware corporation (the "Corporation") hereby establishes the Nucor Corporation 2001 Non-Employee Director Equity Plan (the "Plan"). The purposes of the Plan are to provide greater incentive for members of the Board of Directors of the Corporation (the "Board") who are not employees of the Corporation (such individuals referred to herein as "Non-Employee Directors"), to attract and retain Non-Employee Directors of outstanding competence, and to further the identity of interests of Non-Employee Directors with those of the Corporation's shareholders. The Plan permits the granting of stock options (each an "Option" or collectively, the "Options") to purchase shares of the Corporation's common stock, par value $
0.40 per share (the "Common Stock").

         2. Administration and Granting of Options. The Board, or a committee appointed by the Board in its discretion that is composed of at least two Board members, shall administer the Plan (such Board or committee referred to herein as the "Administrator"). The Administrator shall have full power and authority, in its sole and absolute discretion, to authorize the grant of Options under terms and conditions not inconsistent with this Plan, and to administer and interpret the Plan and any Option agreements entered into pursuant to the Plan. Notwithstanding the foregoing, no Non-Employee Director who is eligible to participate in the Plan shall participate in any determination relating solely or primarily to any Options granted or that may be granted to such Non-Employee Director.

         3. Shares Available for the Plan. Subject to adjustments as provided in
SECTION 6(B) of the Plan, the maximum number of shares of Common Stock which may be issued upon exercise of Options granted under this Plan shall not exceed three hundred thousand (300,000). If any Options expire or terminate without being fully exercised, the unpurchased shares of Common Stock shall again become available for grant of Options under the Plan.

         4. Participation. Participation in the Plan shall be open only to members of the Board who are not employees of the Corporation or any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation. For this purpose, "control" means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity. No Non-Employee Director may be granted Options under the Plan to purchase, in the aggregate, more than one percent (1%) of the shares of Common Stock outstanding on the date that the Plan is adopted by the Board.

         5. Option Awards. The exercise price of Options granted under the Plan shall be one hundred percent (100%) of the fair market value of the Common Stock on the date of grant. The term of each Option shall not exceed ten (10) years from the date of grant. No Option granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the grantee only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

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         6.       Miscellaneous.

         (a) Withholding of Taxes. Grantees shall pay to the Corporation, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee.

          (b) Adjustments for Corporate Transactions and Other Events. The number or kind of shares which may be issued under this Plan, and in appropriate circumstances the price per share, shall be equitably adjusted (with respect to Options granted and to be granted) for stock dividends, splits or combinations, mergers, reorganizations, liquidations or other comparable corporate events. Any such adjustments shall be made by the Corporation's Board in good faith and shall be binding on all grantees.

         (c) Non-Guarantee of Service. Nothing in the Plan or in any Option agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice.

         (d) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

         (e) Governing Law. The validity, construction and effect of the Plan, of Option agreements entered into pursuant to the Plan, and of any determinations made by the Administrator relating to the Plan or such Option agreements, and the rights of any persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

         (f) Effective Date; Termination. The Plan shall commence on January 1, 2001 and shall terminate on December 31, 2010.